Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into by and between Goodman Networks Incorporated (the “Company”), a Texas corporation with its principal place of business in Plano, Texas, and Craig Holmes (the “Executive”), and effective as of December 2, 2014 (the “Effective Date”).

WHEREAS, the operations of the Company and its subsidiaries and Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, information technology and others;

WHEREAS, the Executive possesses certain experience and expertise that qualify him to provide the direction and leadership required by the Company;

WHEREAS, the Company shall provide Executive with highly confidential information pertaining to the Company and its subsidiaries and Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Financial Officer and the Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment. This Agreement is subject to the Assignment provisions of Section 13 herein.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment shall be for a term of one (1) year, commencing on the Effective Date, and shall automatically renew thereafter for successive terms of one (1) year each, unless either party provides notice to the other at least thirty (30) days prior to the expiration of the original or any successive term that this Agreement is not to be renewed. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Term.” If the Executive’s employment terminates upon the expiration of the Term or thereafter, then the Company shall pay to the Executive the Final Compensation and the Final Bonus (as defined in Section 5(a) below) and the Company shall have no further obligation to the Executive hereunder, provided, that if such expiration occurs as a result of notice of nonrenewal given by the Company, as permitted by this Section 2, then the Company will be deemed to have terminated this Agreement other than for Cause, and the Executive shall have the right to receive, and the Company shall pay, the additional amounts in Section 5(d) below.

3. Capacity and Performance

(a) During the Term, the Executive shall serve the Company as its Chief Financial Officer or, subject to Executive’s rights under Section 5(e), in such other position as the Chief Executive Officer (“CEO”) may designate from time to time. The Chief Financial Officer shall report to the Chief Executive Officer.

(b) During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities consistent with the position of Chief Financial Officer on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Chief Executive Officer (“CEO”) or the Board.

(c) During his employment with the Company, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during his employment with the Company, except as may be expressly approved by the CEO or Board in writing. The foregoing shall not limit the Executive’s right to engage in such activities as are reasonably necessary to monitor and protect his interests as a minority stockholder in other companies, to the extent a reasonably prudent minority stockholder of a corporation would be expected to engage in such activities.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the Term and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of Three-Hundred Fifty-Thousand Dollars ($350,000) per annum, less any and all lawful withholdings or deductions, payable in accordance with the payroll practices of the Company for its executives, but not less frequently than monthly, and subject to increases from time to time as may be approved by the CEO or Board. Such base salary, including any increases approved by the CEO or Board is hereafter referred to as the “Base Salary.”

(b) Bonus. With respect to each calendar year during the Term, the Executive shall be entitled to receive a minimum Bonus based on the achievement by the Executive of certain performance objectives as set forth on Schedule A to this Agreement (the “Bonus”) and such other incentive compensation as the Executive may be eligible to receive under benefit plans maintained by the Company from time to time. During the initial year of the Term, the Executive shall be eligible only for a pro-rated Bonus from the Effective Date through the end of the calendar year. The Bonus shall be payable in accordance with the timing of the Company’s payment of bonuses to its other senior executives for the corresponding period and in accordance with the Company’s other policies and procedures relating to bonus compensation, provided that Executive shall not be required to be employed by Company on the date bonuses are paid in order to receive any Bonus payment that he has accrued as provided in this Agreement. The Bonus shall be payable on March 1 of the year following the year in which such Bonus was earned or as soon as practicable thereafter; provided, however, that such Bonus will in no event be paid later than December 31 of the year after the year in which the Bonus was earned. The Bonus and any other incentive compensation paid to Executive shall be in addition to the Base Salary.

(c) Stock Options. Upon the Executive’s execution of a Stock Option Agreement which will be provided under separate cover, and contingent upon Executive’s compliance with the terms of the Stock Option Agreement, Executive shall be entitled to stock options representing 10,000 shares at the exercise price equal to the fair market value on the date of grant.

(d) Vacation. During the Term, the Executive shall be eligible for vacation time in accordance with the policies of the Company as in effect from time to time (currently four (4) weeks of vacation time accrued per year), and subject to the reasonable business needs of the Company. Vacation that is not used during the year in which it is accrued may be carried into the first quarter of the next year but is thereafter lost unless prohibited by law. Vacation that is carried forward may not be used consecutively with the following year’s vacation. Unless prohibited by law, the Executive shall not be entitled to any accrued but unused vacation pay if the Company terminates Executive for Cause. However, if the Executive’s employment is terminated for any other reason, Executive shall be entitled to receive his accrued, but unused vacation pay.

(e) Other Benefits. Executive shall be entitled to participate in or receive benefits under the Company’s Executive Benefit Plan, which includes Health Club Dues reimbursement of $200.00 per month and Financial Planning reimbursement of up to Twenty Five Hundred Dollars ($2,500.00) per year, Annual Executive Physical at Cooper Clinic, First or Business Class airline travel, and any plan or arrangement made available from time to time by the Company to its employees generally (including any health, dental, vision, disability, life insurance, 401K or other retirement programs). Any such plan or arrangement, including the Executive Benefit Plan, shall be revocable and subject to termination or amendment at any time only in accordance with the terms and conditions of such plans or arrangements, without recourse by Executive, provided that no such termination or amendment shall disadvantage Executive or his dependents disproportionately to any other participants therein (except as may be required by laws or regulations, such as those related to “top-heavy” or “top hat” plans).

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the CEO or Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5. Termination of Employment and Severance Benefits During the Term. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a) Death. In the event of Executive’s death during the term hereof, the Executive’s employment shall immediately and automatically terminate. In such event, the Company shall pay to Executive’s designated beneficiaries or, if no beneficiaries have been designated by Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination and (ii) any business expenses incurred by Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In addition, the Company shall pay to Executive’s beneficiaries or estate (i) the Bonus earned by, and any other incentive compensation awarded to, Executive but unpaid as of the date of termination, and (ii) if the date of termination is on or after April 1 of any calendar year, a prorated portion of the Bonus that that would have been earned by the Executive for that year, determined by annualizing the Company’s Revenue and EBITDA achieved for the elapsed portion of such calendar year for purposes of making the determination contemplated by the annual plan approved by the Board and multiplying the Bonus amount, as so determined, by a fraction, the numerator of which is the number of days elapsed between June 1 and the date of termination and the denominator of which is three hundred sixty-five (365) (collectively, the “Final Bonus”), payable at the time bonuses are payable to executives of the Company generally. The Company shall have no further obligation to Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position, notwithstanding the provision of any reasonable accommodation, for one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in the aggregate during any period of three hundred sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation and any Final Bonus.

(ii) The CEO or Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive his compensation and benefits in accordance with Section 4, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential functions of his position, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected mutually by the Company and Executive to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) Material breach by the Executive of the Executive’s obligations under this Agreement, which material breach, if susceptible of cure, remains uncured after thirty (30) days’ written notice from the Company specifying in reasonable detail the nature of such breach;

(ii) Commission by Executive of an act of dishonesty or fraud upon, or willful misconduct toward, the Company or misappropriation of Company property or corporate opportunities; as reasonably determined by the Board

(iii) A conviction, guilty plea or plea of nolo contendere of any misdemeanor that involves (a) moral turpitude or (b) other conduct that involves fraud, embezzlement, larceny, theft or dishonesty;

(iv) A conviction, guilty plea or plea of nolo contendere of any felony, unless the Board reasonably determines that the Executive’s conviction of such felony does not materially affect the Company’s or the Executive’s business reputation or significantly impair the Executive’s ability to carry out his duties under this Agreement (provided that the Board shall have no obligation to make such determination); or

(v) the Executive’s violation of the Company’s policies regarding insobriety during working hours or the use of illegal drugs.

Upon the giving of written notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other Than for Cause. The Company may terminate Executive’s employment hereunder other than for Cause at any time upon thirty (30) days’ written notice to the Executive. If the Company terminates Executive’s employment other than for Cause, in addition to Final Compensation and any Final Bonus, the Executive shall be entitled to severance equal to twelve (12) months of the Base Salary ($350,000) if the Executive is terminated during the Term (the “Severance Payment”), provided that if benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the Severance Payment under this Section 5(d) (provided that such offset would not an impermissible change in the time or form of any payments subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The payment of Severance is subject to the following conditions: (i) Executive shall not be entitled to any Severance Payment under this Section 5(d) if termination of Executive is due to the death or disability of Executive; (ii) any obligation of the Company to provide Executive any Severance Payment is conditioned on Executive signing and delivering to the Company an effective release of claims (“Release”) within twenty-one (21) calendar days, or such other period as the Company may provide, after the Company has given Executive the written form of the Release requested; and (iii) if Executive violates any of the covenants in Section 7 of this Agreement, the Company shall have no obligation to pay Executive any Severance Payment and Executive shall immediately remit to the Company the full amount of any Severance paid by the Company to Executive. Any Severance Payment will be payable in equal installments over six (6) months on the Company’s ordinary payroll days, beginning on the first payroll date following the sixtieth (60th) day after the Executive’s termination.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason. In the event of termination in accordance with this Section 5(e) during the Term, in addition to the Final Compensation and Final Bonus, the Executive shall be entitled to receive the Severance Payment he would have been entitled to receive had the Executive been terminated by the Company other than for Cause during the Term in accordance with Paragraph 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release; and further provided that if benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the Severance Payment under this Section 5(e) (provided that such offset would not an impermissible change in the time or form of any payments subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The following shall constitute Good Reason for termination by the Executive:

(i) Failure of the Company to continue the Executive in the position of Chief Financial Officer, or the removal from the Executive and/or the assignment to any other person the duties, of the duties, responsibilities or functions customarily performed by the Chief Financial Officer of the Company, and such failure, removal, or assignment continues for thirty (30) days after written notice thereof by the Executive specifying in reasonable detail the nature of such failure. Notwithstanding anything herein to the contrary “Good Reason” as used herein does not include the CEO’s or Board’s removal of the Executive’s responsibilities related to these functions supported by good-faith business judgment. Further, if the Executive consents to a change in position, this paragraph 5(e)(i) shall not apply;

(ii) Failure of the Company to provide the Executive the Base Salary, Bonus, or any other benefits in accordance with the terms of Section 4 and such failure remains uncured for ten business (10) days following written notice thereof by the Executive specifying in reasonable detail the nature of such failure;

(iii) Any requirement by the Company that the Executive relocate to, or perform any of his duties hereunder at, any location that is more than fifty (50) miles from his current office location, provided, however, that reasonable and customary business travel, and the expectation that the Executive will perform certain functions in other offices of the Company in the ordinary course of business consistent with past practices shall not be deemed a required relocation under this paragraph (iii); or

(iv) A Change of Control of the Company. For purposes of this Agreement, a “Change in Control” shall mean a Change in Control as defined in the Goodman Networks, Incorporated Long-Term Incentive Plan in effect at the time of the subject event, as such plan may be amended from time to time; provided that no event shall be a Change in Control for purposes of this Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, an initial underwritten public offering of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (an “IPO”), or any transactions or events constituting part of an IPO shall not be deemed to constitute or in any way effect a Change in Control.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 2, Section 5 or otherwise.

(a) The Executive shall promptly give the Company notice of all facts not previously disclosed to or in the possession of the Company necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d), 5(e) or 5(f) hereof.

(b) Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination of the Executive’s employment hereunder, including termination of this Agreement upon the expiration of the Term, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof and the obligations of the Company under Section 5. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e) or 5(f) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided herein, the Company shall have no duty to provide the Executive with any compensation or other payments following the termination of the Executive’s employment with the Company.

7. Confidential Information, Ownership of Information, Inventions and Original Work, and Restrictive Covenants.

(a) Confidential Information. Executive understands that the Company and its subsidiaries (including but not limited to Multiband Corporation) has a leading position in a highly technical and extremely competitive business, achieved through years of work in research, development, engineering, marketing, and establishing and maintaining relationships with customers, contractors, subcontractors, manufacturers, and vendors. The Company specializes in, among other things, end-to-end network solutions including design, engineering, deployment, maintenance and decommissioning services; network solutions to wireless carriers, OEMs, backhaul service providers, enterprise and government customers; and LTE deployment, DAS/in-building, small cells, carrier adds, TDM migration, 2G/3G harvesting, field technical solutions, cell site management, drive testing, spectrum conditioning, radio optimization, power upgrades, and PMO support. The Company also has developed substantial favorable goodwill with its customers, contractors, subcontractors, manufacturers, and vendors. The Company’s future success requires that its Confidential Information (defined below) and other proprietary information be maintained and protected by all employees and others who perform work for the Company. Executive understands as part of his work with the Company, he will receive and/or be entrusted with Confidential Information.

In order for the Company reasonably to protect its interests against the competitive use of any of the Company’s Confidential Information and other proprietary information, Executive covenants that, except as necessary in the ordinary course of performing his employment duties for the Company, he will not at any time, both during his employment and after cessation of his employment, whether the cessation is voluntary or involuntary, directly or indirectly communicate, use, transmit electronically or otherwise, or disclose to any person or entity, any information, observations, data, written materials, records and documents or other information concerning the business or affairs of the Company or its licensees or the business or affairs of any supplier or customer of the Company (including without limitation, customer lists or mailing lists, the names, addresses, e-mail addresses and telephone numbers of all subscribers and prospective subscribers to any product or service, and any other personally identifiable information relating to such subscribers), or any processes, equipment or products of the Company or its licensees, or employee lists, compensation data, pricing information, customer or supplier pricing information, vendor information, manuals and training materials, pending projects or proposals, Company financial, technical, business, and credit information or marketing strategies, analyses and market expansion plans, all revenue and profit analyses and projections and all commission structures and statements, all data and tasks maintained in a Siterra database or any other project database; all past, present or future bidding data, forecasts, deliverables, budgets, status reports, and invoices relating to any past, present or future customer, all implemented or planned product and service improvements or changes, all information about the Company’s network configuration, plant or any equipment attached thereto, and any document or data designated as confidential (all of the foregoing are hereinafter referred to as “Confidential Information”). Executive agrees he will not transmit electronically or otherwise transfer Confidential Information to any site (including, without limitation, computer tablet, laptop or desktop computer, smartphone, cellular phone, personal digital assistant, cloud storage, electronic storage, website or other electronic device) other than those sites approved in writing by the Company. Executive specifically acknowledges and agrees that he may not directly or indirectly provide any Confidential Information to any person or entity to be used to bid on any new work, or any Phase of new work, for any current or future customer of the Company. Executive understands and acknowledges that Confidential Information provides the Company a competitive advantage over others who do not have the information, and that the Company would be substantially harmed if Confidential Information were directly or indirectly disclosed or used.

It is understood, however, that the obligations of this Section 7(a) do not apply in the event and to the extent that Confidential Information is in the public domain other than as a result of Executive’s act or omission. Executive acknowledges that the Confidential Information is the sole property of the Company, even if Executive helped acquire or develop that Confidential Information. Executive acknowledges that all confidential information, including any originals and copies, whether in hardcopy or electronic form, shall at all times remain the property of the Company and shall not be copied, published, transmitted or distributed. Executive further acknowledges that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems, including, without limitation, stored computer files, e-mail, texts, and/or voice messages, and that Executive’s activity, and any files or messages on or using any of those systems, may be monitored at any time without notice.

(b) Safeguard and Return of Documents. Upon termination of employment for any reason, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, custody or control, any other documents, data or information that Executive acquired as a result of Executive’s employment with the Company and any copies of any such documents/information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s business, of which Executive came into possession or created as a result of Executive’s employment with the Company. Executive acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property or assets of the Company in Executive’s possession, and acknowledges that Executive shall not be entitled to any Severance under Section 5 if he fails to return all assets and equipment provided to him for the performance of his duties.

(c) Ownership of Information, Inventions and Original Work. The Executive agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulation, concept or idea which is conceived, created or developed by the Executive, either alone or with others (collectively referred to as “Work Product”) is the exclusive property of the Company if:

(i) It was conceived or developed in any part on Company time;

(ii) Any equipment, facilities, materials or Confidential Information of the Company was used in its conception or development; or

(iii) It either (a) relates, at the time of conception or reduction to practice, to the Company’s business or to an actual or demonstrably anticipated research or development project of the Company, or (b) results from any work performed by the Executive for the Company.

The Executive agrees to assist the Company in obtaining any patent or copyrights on such Work Product, and to provide such documentation and assistance as is necessary for the Company to obtain such patent or copyright. The Executive shall maintain adequate written records of such Work Product, in such format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times. Executive’s obligations to assist the Company in obtaining and enforcing patents and copyrights with respect to any Work Product within the scope of this provision shall continue beyond the termination of Executive’s employment with the Company.

(d) Restrictive Covenants. Executive acknowledges that in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company’s legitimate business interests (which include but are not limited to continuation of contracts and relationships with its customers, its reputation, and its competitive advantage), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Executive shall not, during his employment at the Company or for a period of one (1) year following the termination of employment:

(i) Engage in or perform services for a Competing Business. For purposes of this Agreement, “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during the Executive’s employment, including, but not limited to telecom consulting, telecom field services, wireline EFI&T services, RF engineering, integration engineering, deployment engineering, engineering services, wireless EFI&T services, software, or circuit audits, retrofits or software development, but shall specifically exclude any OEM telecom company or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Executive performed services for the Company;

(ii) Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by the Executive of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by the Executive does not exceed five percent (5%) of the total outstanding stock of such corporation;

(iii) Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during the Executive’s employment with the Company and which Executive either: (a) called on, serviced, did business with or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(iv) Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate their employment with the Company and/or to accept employment elsewhere.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates in the course of his employment by the Company shall be considered “work made for hire.”

9. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, but not limited to, the restraints contained in Paragraph 7. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

11. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest, provided, however, Affiliates shall not include the holders of the Company’s preferred stock, their Affiliates or their portfolio companies (other than the Company), to the extent applicable.

(b) “Confidential Information” as defined in Paragraph 7(a) shall also include any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information will not be disclosed.

(c) “EBITDA” means earnings before interest, taxes, depreciation, and amortization as determined by the Company, in its sole discretion, in accordance with generally accepted accounting principles.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours, and whether on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f) “Products” mean all products researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided by the Company or any of its Affiliates, including, without limitation, all hardware, software or other technology developed by the Company or any of its Affiliates and any research data or other documentation related to the development of such hardware, software or other technology.

(g) “Revenue” means revenue as determined by the Company, in its sole discretion, in accordance with generally accepted accounting principles consistently applied.

12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law or authorized to be withheld or deducted by the Executive.

13. Assignment. Neither the Company nor the Executive may make any assignment or transfer of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other, provided, however that in the event of a merger, consolidation, amalgamation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be assigned to and be binding upon and inure to the benefit of such successor and such successor shall assume, discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14. Severability and Reformation. If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any restriction contained in Section 7 should be adjudged unreasonable in any court proceeding, then such restriction shall be reduced or limited in and to such aspects as to make said restriction reasonable, so that said restriction may be enforced as is adjudged to be reasonable by the elimination of any unreasonable aspects thereof.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, by a reputable national courier service, or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, excluding only any agreements governing the rights and obligations of the Company and the Executive with respect to the securities of the Company, and any Company-provided separate benefit or severance plans, all of which remain in full force and effect in accordance with their terms.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

19. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21. Remedies. In the event of a breach of this Agreement, the prevailing party shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (a) an injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred as a result of the breach; and (c) attorneys’ fees and costs incurred by enforcing the terms of this Agreement.

22. Breach of Section 7. Executive understands that a remedy at law for any breach or threatened breach of Section 7 of this Agreement would be inadequate, or will cause damage to the Company in an amount difficult to ascertain. Executive therefore agrees that the Company shall be entitled to temporary and injunctive relief by any competent court in case of any such breach or threatened breach, without proof of actual damages that have been or may be caused to the Company, and without bond, in addition to any other relief to which the Company may be entitled. Additionally, any period or periods of breach of Section 7 of this Agreement shall not count toward the restricted period in Section 7 but shall instead be added to the restrictive period.

23. Governing Law. This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

24. Confidentiality. The Executive agrees to keep the terms of this Agreement strictly confidential. The Executive agrees not to disclose the terms of this Agreement to anyone other than his spouse, attorney and tax advisor and the Executive agrees to instruct the individuals to whom disclosure is permitted to maintain the confidentiality of this Agreement.

25. Section 409A. The Company and the Executive intend for all payments under this Agreement to either to satisfy the requirements of Section 409A of the Code, and all applicable guidance promulgated thereunder or to be exempt from the application of Section 409A of the Code, and this Agreement shall be construed and interpreted accordingly. Notwithstanding any provision in this Agreement to the contrary, any reference to “termination of employment” or words of similar import under this Agreement shall be deemed to refer to a termination of employment that satisfies the applicable requirements of a “separation from service” under Section 409A of the Code. In addition, notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by the Executive pursuant to this Agreement or otherwise would constitute deferred compensation subject to Section 409A of the Code, then no such payment will be made under this Agreement until the earliest of (i) the date which is six (6) months after Executive’s “separation from service” for any reason, other than “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (ii) the date of Executive’s “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), or (iii) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Lastly, for purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE	GOODMAN NETWORKS INCORPORATED

/s/ Craig Holmes	By:	/s/ Monty West
	Title:	Executive Vice President of Human Resources

Schedule A – Goodman Networks Executive Management Bonus Plan

Payout Scale

1.	Executive Vice President/President/CFO/CIO

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	35%	50%	70%